Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 7, 2021 (except for the third paragraph of Note 14, as to which the date is October 4, 2021), in Amendment No. 1 to the Registration Statement on Form S-1 (333-205609) and related Prospectus of AEON Biopharma, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

October 4, 2021